Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of November 17, 2019 (this “Agreement”), is entered into by and among NBM US Holdings, Inc., a Delaware corporation (the “Buyer”), Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações) (the “Guarantor”), and Jefferies Financial Group Inc., a New York corporation (the “Seller”). The Buyer, the Seller and the Guarantor are each referred to herein individually as a “Party” and together as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in Annex I and, if not so assigned in Annex I, the meanings assigned to such terms in the Fourth A&R Operating Agreement.

WHEREAS, the Buyer currently owns 8,827.10 units representing 51% of the outstanding limited liability company interests of National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Seller currently owns 5,395.17 units representing 31.1715% of the outstanding limited liability company interests of the Company (the “Acquired Interests”);

WHEREAS, the Guarantor owns 100% of the issued and outstanding equity interests of the Buyer;

WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase, acquire and accept from the Seller, all of the Acquired Interests, upon the terms of, and subject to the conditions set forth in, this Agreement; and

WHEREAS, the Guarantor desires to guarantee the obligations of the Buyer under this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1    Purchase and Sale of the Acquired Interests. Upon the terms of, and subject to the conditions set forth in, this Agreement, at the Closing the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Acquired Interests.

1.2    Purchase Price. The consideration to be paid by the Buyer to the Seller at the Closing for the Acquired Interests (the “Purchase Price”) shall be an amount in cash equal to $860,000,000, without prejudice to, and in addition of, all of the Tax Distributions, Distributions of Excess Cash or other similar cash distributions that have accrued for the benefit of the Seller but have not been paid as of the date of this Agreement in the aggregate amount of $110,000,000 (collectively, the “Accrued Distributions”), which will amount to an aggregate consideration of $970,000,000; provided, that, the Purchase Price shall increase by (a) $15,000,000 if the Closing occurs after November 30, 2019 but on or before December 31, 2019, and (b) an additional $15,000,000 if the Closing occurs on or after January 1, 2020; provided, further, that, in event that the Company accrues and pays any Tax Distributions, Distributions of Excess Cash or other similar cash distributions other than the Accrued Distributions to the Seller during the period commencing on the date of this Agreement and ending immediately prior to the Closing (collectively, the “Additional Distributions”), the amount of such Additional Distributions received by the Seller shall be offset against and reduce (on a dollar-for-dollar basis) the Purchase Price payable by the Buyer to the Seller. In the event that all or any portion of the Accrued Distributions have not been paid to the Seller by the Company prior to the Closing, the Buyer shall pay such Accrued Distributions to the Seller on the Closing Date.

1.3    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Section 1.5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to herein as the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

1.4    Closing Deliverables.

(a)    At the Closing, the Buyer will:

(i)    pay to the Seller (by wire transfer of immediately available funds in U.S. dollars, to the account or accounts specified by the Seller to the Buyer at least three Business Days prior to the Closing) an amount equal to the Purchase Price minus any Specified Distributions; and

(ii)    deliver to the Seller all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 1.5(b)(iii).

(b)    At the Closing, the Seller will:

(i)    deliver to the Buyer an instrument of assignment in the form attached hereto as Exhibit A, duly executed by the Seller, for transfer and sale of the Acquired Interests to the Buyer, free and clear of any Liens (other than Liens (A) arising pursuant to, or as a result of, the Transactions, (B) arising under the Organizational Documents of the Company and (C) arising pursuant to applicable securities Laws);

(ii)    deliver to the Buyer (A) an executed certification of the Seller’s non-foreign status described in Treasury Regulations Section 1.1445-2(b)(2), (B) an executed certification of the Seller’s non-foreign status described in proposed Treasury Regulations Section 1.1446(f)-2(b)(2) or, if such proposed Treasury Regulations may no longer be relied upon, such other certification or affidavit as may be provided under Section 1446(f) of the Code establishing that the Seller is not subject to withholding under Section 1446(f) of the Code, and (C) a properly completed IRS Form W-9 Request for Taxpayer Identification Number and Certification, confirming that the Seller is not subject to backup withholding; in each case, in form and substance reasonably satisfactory to the Buyer, duly executed by the Seller; and

(iii)    deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 1.5(a)(iii).

1.5    Closing Conditions.

(a)    The Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer:

(i)    Representations and Warranties. The representations and warranties of the Seller set forth in ARTICLE II shall be true and correct in all respects other than de minimis inaccuracies (other than in the case of Section 2.5, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Seller at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing.

(iii)    Certificates. The Seller shall execute and deliver to the Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Section 1.5(a)(i) and Section 1.5(a)(ii) have been satisfied.

(iv)    No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Seller’s Conditions to Closing. The obligation of the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Seller:

(i)    Representations and Warranties. The representations and warranties of the Buyer set forth in ARTICLE III shall be true and correct in all respects other than de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing.

(iii)    Certificates. The Buyer shall execute and deliver to the Seller a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 1.5(b)(i) and Section 1.5(b)(ii) have been satisfied.

(c)    Mutual Conditions to Closing. The respective obligations of the Parties to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Parties:

(i)    Absence of Orders. No provision of any applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(ii)    BNDES Consent. The Buyer shall have obtained either (A) unconditional consent from BNDES Participações S.A. (“BNDES”) approving the Transactions pursuant to the Shareholders’ Agreement of the Guarantor dated August 5, 2010 as amended from time to time, and such consent shall be in full force and effect, or (B) written notice from BNDES stating that BNDES’ approval is not required in connection with the Transactions ((A) or (B), the “BNDES Consent”).

1.6    No Withholding. All payments of the Purchase Price shall be made without any deduction or withholding for Taxes with respect to the Seller unless (a) such deduction and withholding is as a result of the Seller failing to comply with the provisions of Section 1.4(b)(ii) of this Agreement, or (b) such deduction and withholding is required by a change in applicable Law that occurs after the date hereof and before the date of such payment, provided that before making any deduction or withholding pursuant to clause (b) of this Section 1.6, the Buyer shall (i) give written notice at least five days in advance to the Seller regarding such deduction or withholding to be made and its basis in applicable Law (which basis is as a result of a change in applicable Law after the date hereof and before the date of such payment and is imposed by a jurisdiction in which a Company Entity conducts business), (ii) provide the Seller a reasonable opportunity to provide any forms or other documentation or correct any deficiencies in any such forms or other documentation that have been provided, and (iii) reasonably cooperate with the Seller to reduce or eliminate any amounts that would otherwise be deducted or withheld to the extent permitted by applicable Law. Notwithstanding anything in this Agreement to the contrary, any amounts so deducted and withheld by the Buyer, and paid to the applicable tax authority, as required by applicable Law and permitted under this Section 1.6 shall be treated for all purposes of this Agreement as having been paid to the Seller subject to such deduction and withholding.

1.7    Additional Buyers. The Parties acknowledge and agree that, solely to the extent it will not delay, inhibit or interfere with the Closing, the Buyer may assign any or all of its rights to purchase all or a portion of the Acquired Units hereunder to any of (a) USPB, (b) NBPCo and/or

(c) New Kleinco, without the consent of the Seller, either as a result of (i) the Buyer’s own discretion or (ii) any restriction under, or other provision of, the Fourth A&R Operating Agreement. In case the Buyer elects to assign any or all such rights to any of USPB, NBPCo or New Kleinco (each such additional buyer, an “Additional Buyer”), the Buyer shall deliver to the Seller, no later than three Business Days prior to the expected date of Closing, (a) a schedule setting forth the identity of such Additional Buyers, the number of Acquired Units to be acquired by the Buyer and each Additional Buyer and the portion of the Purchase Price attributable to the Buyer and each Additional Buyer, which schedule the Seller may rely on completely without any independent verification, and (b) a joinder to this Agreement duly executed by each Additional Buyer. In such case, the rights and obligations of the Buyer and each Additional Buyer shall be joint, but not several. Notwithstanding anything to the contrary herein, the Buyer shall not be relieved of its obligations hereunder, including its obligation to pay the Purchase Price, as a result of any such assignments.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this ARTICLE II is true and correct as of the date of this Agreement and as of the Closing Date.

2.1    Organization and Existence. The Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of New York.

2.2    Authority and Enforceability. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Seller, and no other action is necessary on the part of the Seller to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

2.3    No Conflicts; Consents. Neither the execution, delivery or performance by the Seller of this Agreement, nor the consummation of the Transactions by the Seller, will, with or without the giving of notice or the lapse of time or both, (a) violate any provision of the Organizational Documents of the Seller, (b) violate any Law or Order applicable to the Seller or (c) result in a breach of or default under, require consent under or violate any material Contract to which the Seller is a party, except in the case of the immediately preceding clauses (b) and (c) to the extent that any such breach, default, consent or violation would not reasonably be expected to be, individually or in the aggregate, material to the Seller’s ability to timely perform its obligations hereunder. No Permit or Filing is required by the Seller in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transactions, other than Permits and Filings the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Seller’s ability to timely perform its obligations hereunder.

2.4    Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened against or otherwise relating to the Seller that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Seller’s ability to timely perform its obligations hereunder.

2.5    Acquired Interests. The Seller owns (of record and beneficially) the Acquired Interests free and clear of all Liens (other than Liens (a) arising pursuant to, or as a result of, the Transactions, (b) arising under the Organizational Documents of the Company and (c) arising pursuant to applicable securities Laws). At the Closing, the Seller will transfer to the Buyer all of the Seller’s right, title and interest in and to the Acquired Interests free and clear of all Liens (other than Liens (i) arising pursuant to, or as a result of, the Transactions, (ii) arising under the Organizational Documents of the Company and (iii) arising pursuant to applicable securities Laws); provided that, for the avoidance of doubt, the Acquired Interests will be subject to the transfer restrictions set forth in the Fourth A&R Operating Agreement.

2.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

2.7    Disclaimer of Warranties. Except as set forth in this ARTICLE II, (a) the Acquired Interests (including, indirectly through the sale of the Acquired Interests, the assets, properties, liabilities, condition, operations or prospects of the Company) are being sold on an “as is, where is” basis as of the Closing and (b) neither the Seller nor any of its Affiliates or its or their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Acquired Interests or the assets, properties, liabilities, condition, operations or prospects of the Company, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Company after the Closing, (iii) the probable success or profitability of the business of the Company after the Closing or (iv) the accuracy or completeness of any (A) projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or (B) information, documents or materials regarding the business of the Company, the Acquired Interests or the assets and properties of the Company. Any such other representations or warranties are hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Buyer that each statement contained in this ARTICLE III is true and correct as of the date of this Agreement and as of the Closing Date.

3.1    Organization and Existence. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

3.2    Authority and Enforceability. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement, and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer, in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.3    No Conflicts; Consents. Except for the BNDES Consent, neither the execution, delivery and performance by the Buyer of this Agreement, nor the consummation of the Transactions by the Buyer, will, with or without the giving of notice or the lapse of time or both, (a) violate any provision of the Organizational Documents of the Buyer, (b) violate any Law or Order applicable to the Buyer or (c) result in a breach of or default under, require consent under or violate any material Contract to which the Buyer is a party, except in the case of the immediately preceding clauses (b) and (c) to the extent that any such breach, default, consent or violation would not reasonably be expected to be, individually or in the aggregate, material to the Buyer’s ability to timely perform its obligations hereunder. No Permit or Filing is required by the Buyer in connection with the execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transactions, as applicable, other than Permits and Filings the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Buyer’s ability to timely perform its obligations hereunder.

3.4    Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against or otherwise relating to the Buyer that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to be, individually or in the aggregate, material to the Buyer’s ability to timely perform its obligations hereunder.

3.5    Funds. As of the Closing Date, the Buyer will have sufficient funds available to enable it to (a) pay the Purchase Price and to satisfy all other payments required by this Agreement, (ii) pay any related fees, costs and expenses incurred by the Buyer in connection with the Transactions and (iii) otherwise consummate the Transactions contemplated by this Agreement. It is acknowledged and agreed by the Buyer and the Guarantor that the obligations of the Buyer and the Guarantor under this Agreement are not subject to any conditions regarding the Buyer’s, the Company’s, the Buyer’s other Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

3.6    Investment Matters. The Buyer acknowledges that the Acquired Interests have not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities Laws, and that the Acquired Interests may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer for sale, pledge, hypothecation, or other disposition is completed pursuant to the terms of an effective registration under the Securities Act of 1933 and is registered under or pursuant to an exemption from registration under the Securities Act of 1933 and any applicable state or foreign securities Laws. The Buyer is purchasing the Acquired Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws.

3.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

3.8    Independent Investigation. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions and is able to bear the economic risk associated with the purchase of the Acquired Interests. The Buyer has conducted its own independent review and analysis of the Transactions, and has formed an independent judgment concerning, the assets, properties, liabilities, condition, operations and prospects of the business of the Company and the Acquired Interests. In entering into this Agreement, the Buyer has relied solely upon the specific representations and warranties of the Seller expressly set forth in ARTICLE II and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in ARTICLE II.

ARTICLE IV

COVENANTS

4.1    Transfer Taxes. The Buyer and Seller shall each bear 50% of all federal, state and local sales, use, stamp, documentary, recording, value added, registration, conveyance and real estate and other similar transfer Taxes (collectively, the “Transfer Taxes”), if any, due as a result of the purchase, sale or transfer of the Acquired Interests in accordance herewith whether imposed by Law on the Seller or the Buyer. The Party required to file any Tax return or pay any Transfer Tax pursuant to applicable Law with respect to any Transfer Tax shall prepare and timely file such Tax return, subject to review and consultation by the other Party, and pay to the relevant taxing authority such Transfer Taxes within the time and in the manner prescribed by applicable Law. In the case that either Buyer or Seller pays more than fifty percent (50%) of any Transfer Tax, the Party making such excess payment shall be entitled to reimbursement from the other Party of the amount of any such Transfer Taxes required to be borne by such other Party in accordance with the first sentence of this Section 4.1 within five Business Days after the date such Transfer Taxes are due. Upon the reasonable written request of a Party, the Party so requested shall execute and deliver all instruments and certificates necessary to enable the requesting Party to comply with the foregoing.

4.2    Absence of Certain Tax Election. The Seller covenants and agrees that it will not make an election to claim depreciation under Section 168(k) of the Code with respect to the purchase by the Seller, through a disregarded entity, of membership interests in Iowa Premium, LLC, an Iowa limited liability company (“Iowa Premium”), pursuant to that certain Membership Interest Purchase Agreement, dated as of March 11, 2019, by and among the Company, Buyer, USPB, NBPCo, New Kleinco, Seller, JIAC LLC, Iowa Premium and Sysco Holdings, LLC; it being understood that the Seller shall not be deemed to be in breach of this covenant as a result of any election to claim depreciation under Section 168(k) of the Code made by the Company with respect to such purchase or related transactions and allocated to the Seller by the Company.

4.3    BNDES Consent. The Buyer and the Guarantor shall use their best efforts to take or cause to be taken all actions, and do or cause to be done all things, in each case, necessary, proper or advisable to obtain the BNDES Consent and otherwise consummate the Transactions in November of 2019. The Buyer and the Guarantor shall keep the Seller informed of the status of, and communications with, BNDES regarding the BNDES Consent during the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.1.

4.4    Company Credit Facilities.

(a)    The Buyer shall use its best efforts to cause the Company to fully draw down all credit lines and term loans available to drawn down under the Third Amended and Restated Credit Agreement of the Company, dated as of June 9, 2017 (as amended, the “Company Credit Agreement”), by and among the Company, the guarantors party thereto, the lenders party thereto and CoBank ACB, as administrative agent for the lenders thereto. In the event that the Closing does not occur for any reason on or prior to January 31, 2020, the Buyer shall cause the Company to make a distribution to the members of the Company of all amounts drawn down under the Company Credit Agreement pursuant to the immediately preceding sentence.

(b)    At all times prior to Closing, each of the Buyer and the Seller, to the extent necessary, shall vote, and cause its respective Representatives to vote, its respective limited liability interests of the Company in a manner as to allow the Company to fully draw down all credit lines and term loans available to draw down under the Company Credit Agreement. For purposes of the approval requirements set forth in Section 7.4.2 of the Fourth A&R Operating Agreement, each of the Seller and the Buyer hereby consents to the full draw down of all credit lines and term loans available to draw down under the Company Credit Agreement and the incurrence by the Company of such related indebtedness.

4.5    Public Announcements. Neither the Buyer nor the Seller shall be permitted, and shall not permit their respective Affiliates to, make any public announcement, whether individually or jointly, in respect of this Agreement or the Transactions without the prior written consent of the other Party, except as required by applicable Law or by the rules and regulations of any securities exchange or national market system upon which the securities of the Buyer or the Seller (or their respective Affiliates) are listed, in which case such Party shall provide a copy of such disclosure prior to publication with sufficient time for the other Party, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication. Notwithstanding anything to the contrary, for the avoidance of doubt, the Seller and the Buyer

(and, to the extent it would not delay the Closing, the Additional Buyers) shall be entitled to make any appropriate filings and disclosures required to be filed under the Securities Act or the Exchange Act (including any report on Form 8-K and the filing of this Agreement, as intended, in relation thereof) or other applicable law (including a Brazilian fato relevante) announcing the signing of this Agreement and any other disclosures to be filed in connection therewith.

4.6    Confidentiality. From and after the Closing, the Seller and its respective Affiliates shall keep confidential, not disclose to any Person and not use for any purpose, in whole or in part, any non-public information in their possession or of which they have knowledge of relating to the Company or any of its Subsidiaries acquired as a member of the Company (collectively, the “Confidential Information”), except that the Seller shall be permitted to disclose such Confidential Information: (a) to its agents, representatives and employees who need to be familiar with such information in connection with the Seller’s prior investment in the Company as a member and who are charged with an obligation of confidentiality; (b) to the Seller’s equity holders so long as they agree to keep such Confidential Information confidential on the terms set forth herein; (c) to the extent required by (i) law or by any governmental or regulatory authority, (ii) any judicial or administrative proceeding (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise), (iii) any rules and regulations of the Securities and Exchange Commission as long as the Seller is required to report information to the Securities and Exchange Commission, or (iv) any applicable stock exchange on which a the Seller’s securities are listed or traded, so long as the Seller shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information; (d) to the extent such Confidential Information was in the public domain at the time of disclosure or later comes into the public domain, other than as a result of disclosure prohibited by this Agreement; (e) to the extent such Confidential Information is authorized for disclosure by the Company or the Buyer; or (f) to the extent necessary for the enforcement of any right of the Seller arising under this Agreement. Notwithstanding the foregoing, the Seller and its employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Seller as a member relating to such tax treatment and tax structure.

4.7    Further Assurances. Each of the Buyer and the Seller shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the Transactions.

4.8    Orders. To the extent either Party becomes aware of a Law or Order that prohibits, enjoins, restricts or makes illegal the consummation of the Transactions, the Buyer and the Seller shall use their respective best reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to eliminate, cure or otherwise resolve the circumstances giving rise to such Law or Order and otherwise consummate the Transactions.

ARTICLE V

INDEMNIFICATION

5.1    Survival Period. All representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months. The covenants, obligations and agreements of each Party contained in this Agreement shall survive the Closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations; provided, however, that any such covenant or agreement that expires on a date certain shall survive until such date certain. Notwithstanding the expiration of any survival period referred in this Section 5.1, if an indemnified party has provided notice with respect to a breach of representation, warranty, covenant, obligation or agreement within the applicable survival period, the relevant representation, warranty, covenant, obligation or agreement shall survive, solely with respect to such claim as is asserted in such notice, until the claim has been finally resolved.

5.2    Indemnification.

(a)    From and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnities for, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, awards, interest, penalties, taxes, costs, expenses (including reasonable attorneys’, consultants’ and other professionals’ fees and expenses) and diminution in value (collectively, “Losses”) resulting from, arising out of, or relating to: (i) any inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement; and (ii) any breach, failure to comply with, violation or non-fulfillment of any covenant or agreement of the Seller contained in this Agreement. In no event shall the Seller’s aggregate indemnification obligations under this ARTICLE V exceed an amount equal to 100% of the Purchase Price (the “Cap”).

(b)    From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee resulting from, arising out of, or relating to: (i) any inaccuracy or breach of any representation or warranty of the Buyer contained in this Agreement; and (ii) any breach, failure to comply with, violation or non-fulfillment of any covenant or agreement of the Buyer contained in this Agreement. In no event shall the Buyer’s aggregate indemnification obligations under this ARTICLE V exceed an amount equal to the Cap.

5.3    Sole and Exclusivity Remedy. Each of the Parties acknowledges and agrees that (except for specific performance pursuant to Section 7.7 and the payment of the Termination Expenses pursuant to Section 6.3), the indemnification rights of the Parties under this ARTICLE V shall be the sole and exclusive remedies of the Buyer or the Seller after the Closing for any and all matters arising out of this Agreement, the Transactions and the Acquired Interests whether in contract, tort or otherwise (including any equitable remedy); provided, however, that nothing herein shall limit in any way any such Party’s remedies in respect of knowing and intentional fraud by the other Party in connection herewith or the Transactions.

ARTICLE VI

TERMINATION

6.1    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by the Buyer (upon written notice from the Buyer to the Seller) or the Seller (upon written notice from the Seller to the Buyer), if the Closing shall not have occurred on or prior to January 31, 2020 (the “Outside Date”); provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions to Closing set forth in Section 1.5(a)(i), Section 1.5(a)(ii), Section 1.5(b)(i) or Section 1.5(b)(ii), as applicable, would not have been satisfied;

(b)    by the Buyer (upon written notice from the Buyer to the Seller) if (i) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 1.5(a)(i) would not be satisfied or (ii) the Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller such that the Closing condition set forth in Section 1.5(a)(ii) would not be satisfied; provided, that (A) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 6.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Seller within 30 days after the Seller receives written notice of such breach from the Buyer (or such lesser period remaining prior to the date that is one day prior to the Outside Date); and (B) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 6.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 1.5(b)(i) or Section 1.5(b)(ii), as applicable, would not have been satisfied;

(c)    by the Seller (upon written notice from the Seller to the Buyer) if (i) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 1.5(b)(i) would not be satisfied or (ii) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer, as applicable, such that the closing condition set forth in Section 1.5(b)(ii) would not be satisfied; provided, that (A) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 6.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Buyer within 30 days after the Buyer receives written notice of such breach from the Seller (or such lesser period remaining prior to the date that is one day prior to the Outside Date); and (B) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 6.1(c) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 1.5(a)(i) or Section 1.5(a)(ii), as applicable, would not have been satisfied;

(d)    by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if (i) there shall be in effect a final, non-appealable Order issued by a United States Governmental Entity prohibiting, enjoining, restricting or making illegal the Transactions; or (ii) there shall be in effect a final, non-appealable Order issued by a Brazilian Governmental Entity prohibiting, enjoining, restricting or making illegal the Transactions; provided, that in each case, the terminating Party has used its best reasonable efforts to eliminate, cure or resolve the Order in accordance with Section 4.8; and

(e)    by the mutual written agreement of the Parties.

6.2    Effect of Termination. Termination of this Agreement pursuant to Section 6.1 shall terminate all obligations of the Parties, except for the obligations under Section 4.4, Section 4.5, Section 4.6, this Section 6.2, Section 6.3 and ARTICLE VII; provided, however, that termination pursuant to Section 6.1 shall not relieve a defaulting or breaching Party (whether or not the terminating Party) from any Liability to the other Party resulting from any intentional default or breach hereunder, unless, with respect to a termination pursuant to Section 6.1(e), the Parties have expressly waived such defaulting or breaching Party from any Liability resulting from any such default or breach hereunder.

6.3    Termination Expenses.

(a)    In the event that this Agreement is terminated pursuant to (i) Section 6.1(a) and the BNDES Consent has not been obtained prior to such termination or (ii) Section 6.1(a) and there has been a Material Adverse Effect such that the Closing condition set forth in Section 1.5(a)(iv) would not be satisfied, the Buyer shall pay, or cause to be paid, no later than 10 Business Days following such termination, to the Seller (by wire transfer of immediately available funds in U.S. dollars, to the account or accounts specified by the Seller to the Buyer at least three Business Days prior to the payment date) an amount in cash equal to the costs, damages, losses and expenses incurred by the Seller in connection with the termination of this Agreement, which the parties hereby acknowledge and agree shall be equal to $20,000,000 (the “Termination Expenses”).

(b)    The parties acknowledge and agree that damages resulting from termination pursuant to this Section 6.3 would be impossible or very difficult to accurately estimate, and that the Termination Expenses is a reasonable estimate of the expected costs, damages, losses and expenses of the Seller in connection with the terminated Transactions. Except in the case of knowing and intentional fraud, the Buyer’s payment of the Termination Expenses is the Buyer’s sole liability and entire obligation and the Seller’s exclusive remedy against the Buyer, its Affiliates, its financing sources or any other Person for any termination by the Seller pursuant to Section 6.1. The Parties acknowledge that (a) the agreements contained in this Section 6.3 are an integral part of the Transactions, (b) the Termination Expenses shall constitute liquidated damages for any and all Losses, damages or other Liabilities suffered or incurred by the Seller, its Affiliates or any other Person in connection with this Agreement and the matter forming the basis of such termination and none of the Seller, its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer, its Affiliates or any other Person arising out of such matters except as set forth in Section 6.3(c), and (c) without the agreements contained in this Section 6.3, the Parties would not have entered into this Agreement. This Section 6.3 shall survive any termination of this Agreement.

(c)    For the avoidance of doubt, in the event this Agreement is terminated pursuant to this ARTICLE VI, the limitation contained in Section 6.3(b) shall not prevent the Seller from simultaneously pursuing its right to seek specific performance pursuant to Section 7.7 and payment of the Termination Expenses pursuant to this Section 6.3; provided, that, under no circumstances shall the Seller be permitted or entitled to (i) receive payment of the Termination Expenses pursuant to this Section 6.3 if the Seller has received a grant of specific performance pursuant to Section 7.7 of the Buyer’s obligation to consummate the Closing or (ii) receive a grant of specific performance pursuant to Section 7.7 of the Buyer’s obligation to consummate the Closing if the Buyer has paid the Termination Expenses to Seller pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

7.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally, (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (iii) on the date sent by e-mail, with a copy of such notice delivered by registered mail, or (iv) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)	if to the Buyer or the Guarantor, to:

Marfrig Global Foods S.A.
R. Queiroz Filho, 1.560 – Torre Sabiá
3º andar - Vila Hamburguesa
CEP: 05319-000 - São Paulo – Brasil
Attention: Marcos Antonio Molina dos Santos
marcos@marfrig.com.br

with a required copy (which shall not constitute notice) to:

Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Matthew Poulter
matthew.poulter@linklaters.com

and

Gabriel Silva
gabriel.silva@linklaters.com

(b)	if to the Seller, to:

Jefferies Financial Group Inc.
520 Madison Avenue, 12th Floor
New York, New York 10022
Attention: Michael J. Sharp
msharp@jefferies.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: R. Alec Dawson
alec.dawson@morganlewis.com

and

Sheryl L. Orr
sheryl.orr@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

7.2    Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Seller. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by the Party against whom enforcement of such waiver is sought. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

7.3    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party shall bear its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the consummation of the Transactions.

7.4    Successors and Assigns. Subject to Section 1.7, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Parties; provided, however, that the Buyer may assign this Agreement after the Closing as collateral security for the benefit of any parties providing financing to the Buyer in connection with the Transactions to enable such financing sources to enforce the indemnification obligations of the Seller. Subject to the preceding sentence and the rights of Persons who are expressly provided to be third-party beneficiaries pursuant to Section 7.9, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 7.4 shall be null and void, ab initio.

7.5    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

7.6    Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any Legal Proceeding arising out of this Agreement or the Transactions, and agrees to commence any such Legal Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Legal Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

7.7    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Buyer or Seller, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 7.7. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement.

7.8    Counterparts. This Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this

Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be effected by means of an exchange of facsimile or electronically transmitted signatures (such as by electronic mail in “.pdf” form).

7.9    Third Party Beneficiaries. Except as provided in ARTICLE V with respect to indemnification of the indemnified parties hereunder, this Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

7.10    Entire Agreement. This Agreement and the Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the Parties with respect to the Transactions. All Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. For the avoidance of doubt, nothing herein shall be deemed to amend, restrict or otherwise affect the terms and conditions of the Purchase and Sale Agreement dated April 9, 2018 by and among Buyer, Guarantor, Seller, the Company and others (including the Parties’ rights and obligations thereunder), which shall remain in full force and effect pursuant to its terms.

7.11    Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.12    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.13    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Annex, such reference is to an Article, Section, paragraph, Exhibit or Annex to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; and (j) the word “or” shall be disjunctive and not exclusive. The Parties agree that the terms of this Agreement and the meaning assigned to each term defined herein represent a commercial agreement among the Parties solely in connection with the Transactions, and shall not affect the Parties’ accounting practices. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

7.14    Guarantee.

(a)    The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to the Seller the due and punctual performance of all of the Buyer’s obligations under this Agreement, including the payment of the Purchase Price and the Termination Expenses (the “Guaranteed Obligations”). The Guarantee of the Guaranteed Obligations is one of payment, not collection, and a separate Legal Proceeding to enforce the Guarantee may be brought and prosecuted against the Guarantor, irrespective of whether any Legal Proceeding is brought against the Buyer or any other Person or whether the Buyer and/or any other Person is joined in any such Legal Proceeding. Should the Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor hereunder shall become immediately due and, if applicable, payable. The Guarantor represents and warrants to the Seller as follows: (i) the Guarantor is a corporation (sociedade por ações) duly incorporated and validly existing under the Laws of the Federative Republic of Brazil, (ii) the Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including to perform its obligation hereunder to pay, when and if due, the Guaranteed Obligations, (iii) the execution, delivery and performance by the Guarantor of this Agreement, and the performance by the Guarantor of its obligation to pay, when and if due, the Guaranteed Obligations, have been duly authorized by all necessary corporate action on the part of the Guarantor, and no other action is necessary on the part of the Buyer to authorize this Agreement or the payment, when due, of the Guaranteed Obligations, and (iv) this Agreement has been duly executed and delivered by the Guarantor, and, assuming the due authorization, execution and delivery by the Seller and the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor, in accordance with its terms, except as limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)    The liability of the Guarantor under the Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) the validity, legality or enforceability of this Agreement against the Buyer; (ii) any release or discharge of any obligation of the Buyer under this Agreement resulting from any change in the corporate existence, structure or ownership of the Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any of its assets; (iii) any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance of the Guaranteed Obligations or any other obligation of the Buyer hereunder, or any change or extension of the time of payment or performance of, alteration of, the Guaranteed Obligations or any other obligation of the Buyer hereunder, any Liability incurred directly or indirectly in respect thereof, or any amendment or waiver of, or any consent to, any departure from the terms of this Agreement or the documents entered into in connection herewith; (iv) the existence of any claim, setoff or other right that the Buyer or the Guarantor may have at any time against the Seller, whether in connection with the Guaranteed Obligations or otherwise; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of Law or equity, other than any defenses under this Agreement available to the Buyer. The Guarantor hereby waives any and all notice of the creation, extension or accrual of the Guaranteed Obligations under the Guarantee and notice of or proof of reliance by the Seller upon the Guarantee or acceptance of the Guarantee. The Guaranteed Obligations under the Guarantee shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Guarantor and the Seller shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. When the Seller is pursuing its rights and remedies hereunder against the Guarantor, the Seller shall be under no obligation to pursue any rights and remedies it may have against the Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Seller to pursue such other rights or remedies or to collect any payments from the Buyer or any other Person or to realize upon or to exercise any such right of offset, and any release by the Seller of the Buyer or any other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies of the Seller, whether express, implied or available as a matter of Law. The Seller shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Buyer or Guarantor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Seller to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Seller in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. The Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for herein. So long as the Guarantee remains in full force and effect, in the event the Guarantor or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Guarantor shall assume the obligations set forth in this Section 7.14. The Guarantor may not exercise any rights of subrogation or contribution, whether arising by Contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Guarantee unless and until the Guaranteed Obligations have been satisfied in full. The Guarantor has, and through the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.1 will have, capital or available capital commitments which together are sufficient to enable it to satisfy its obligations under this Section 7.14, and the Guarantor shall not take any action to make such capital not available and knows of no fact or circumstance that would cause such capital to not be available.

(c)    The Guarantee shall remain in full force and effect and shall be binding on the Guarantor until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.1, and after such occurrence, the Guarantee shall automatically terminate, shall have no further force and effect, and shall no longer be binding on the Guarantor; provided, however, that the Guarantee shall remain in effect with respect to (i) the payment of the Termination Expenses in the event of termination of this Agreement, (ii) any claim based upon any act, omission, fact or circumstance occurring or in existence on or prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.1 if the Seller gives written notice of such claim within 30 days after such earlier date and (iii) any post-Closing obligations of the Buyer, including any indemnification obligations pursuant to Section 5.2(b). Upon the termination of this Agreement pursuant to Section 6.1, the Guarantee shall survive in full force and effect and shall be binding on the Guarantor until the later of (A) 90 days from the date of such termination and (B) the final, non-appealable and conclusive resolution of any and all claims brought under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized officers as of the date first above written.

NBM US HOLDINGS, INC.

By:	/s/ Marcos Molina
Name:	Marcos Molina
Title:	Director

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	EVP, General Counsel

MARFRIG GLOBAL FOODS S.A.

By:	/s/ Marcos Molina
Name:	Marcos Molina
Title:	Director

By:	/s/ David Tang
Name:	David Tang
Title:	Director

[Signature Page to Membership Interest Purchase Agreement]

Annex I

Index of Defined Terms

When used in the Agreement, the following terms shall have the meanings assigned to them in this Annex I.

“Accrued Distributions” has the meaning set forth in Section 1.2.

“Additional Buyer” has the meaning set forth in Section 1.7.

“Additional Distributions” has the meaning set forth in Section 1.2.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Acquired Interests” has the meaning set forth in the Recitals to this Agreement.

“BNDES” has the meaning set forth in Section 1.5(c)(ii).

“BNDES Consent” has the meaning set forth in Section 1.5(c)(ii).

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York or São Paulo, Brazil are authorized or required to close.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 5.2(a).

“Cap” has the meaning set forth in Section 5.2(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company Credit Agreement” has the meaning set forth in Section 4.4(a).

“Company Entities” means the Company and its subsidiaries.

“Confidential Information” has the meaning set forth in Section 4.6.

“Contract” means any written contract, lease, license, indenture, undertaking or other agreement that is legally binding.

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Fourth A&R Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated February 28, 2019 entered into by and among the Buyer, the Seller and the other parties thereto.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Guarantee” has the meaning set forth in Section 7.14(a).

“Guaranteed Obligations” has the meaning set forth in Section 7.14(a).

“Guarantor” has the meaning set forth in the Preamble to this Agreement.

“Iowa Premium” has the meaning set forth in Section 4.2.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Seller, Kieran Mara and Nicholas Daraviras, and (b) in the case of the Buyer or the Guarantor, Martin Secco and Eduardo Miron.

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person as of the date hereof.

“Legal Proceeding” means any action, cause of action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or proceeding (in each case, whether civil, criminal, regulatory, administrative or otherwise, at law or in equity).

“Liabilities” means any and all debts, losses, liabilities, Legal Proceedings, fines, costs, royalties, deficiencies or obligations or commitments of any nature, whether known or unknown, asserted or unasserted, accrued or unaccrued, matured or unmatured, absolute, off-balance sheet, contingent or otherwise and whether due or to become due, and any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees and expenses).

“Liens” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, equitable interest, servitude, license, option, right of first refusal, restriction on voting or transfer or any other encumbrance.

“Losses” has the meaning set forth in Section 5.2(a).

“Material Adverse Effect” means any change or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties or condition of the Company Entities, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Entities operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Entity associated with additional security, (c) effects of weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions or the fact that the prospective owner of the Company is the Buyer, and (f) any actions taken by the Buyer, or any actions taken by the Company at the direction or request of the Buyer or the Board.

“NBPCo” means NBPCo Holdings, LLC.

“New Kleinco” means TMK Holdings, LLC.

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction; provided, that Order shall not include the BNDES Consent.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, operating agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 6.1(a).

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Permit” means a consent, approval, license, permit, certificate, authorization or extension of applicable waiting period from any Governmental Entity.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or Governmental Entity.

“Purchase Price” has the meaning set forth in Section 1.2.

“Representatives” means the stockholders, members, managers, officers, directors, employees, agents, accountants, agents, financial advisers, consultants of a Person.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 5.2(b).

“Tax” or “Taxes” means any and all United States federal, state or local, or foreign or other taxes, fees and charges of any nature whatsoever (including income (net or gross), business and occupation, profits, gains, alternative or add-on minimum, franchise, license, margin capital, capital stock, intangible, services, premium, transfer, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, wage, severance, windfall profits, import, custom, stamp, sales and use, value added, social security, disability, occupation, real property, escheat, severance, excise, estimated and other taxes) imposed by a taxing authority, including any interest, penalty or addition thereto.

“Termination Expenses” has the meaning set forth in Section 6.3.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 4.1.

“USPB” means U.S. Premium Beef, LLC.

Exhibit A

Form of Instrument of Transfer

(See attached)

ASSIGNMENT OF PURCHASED INTERESTS

This ASSIGNMENT OF PURCHASED INTERESTS (the “Assignment”) is made and entered into as of November [●], 2019 by Jefferies Financial Group Inc., a New York corporation (“Assignor”).

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of November 17, 2019 (the “Purchase Agreement”), by and among NBM US Holdings, Inc., a Delaware corporation (the “Buyer”), Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações) (the “Guarantor”), and Assignor, Assignor has agreed to sell to the Buyer, and the Buyer has agreed to purchase from Assignor, 5,395.17 Units of National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”) (the “Acquired Interests”).

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

1.    Definitions. Unless the terms or context of this Assignment otherwise require or provide, each capitalized term used in this Assignment shall have the meaning given to such term in the Purchase Agreement.

2.    Assignment of Acquired Interests. Effective as of the date hereof, Assignor hereby sells, assigns, transfers, conveys and delivers to the Buyer, its successors and assigns, free and clear of all Liens (other than Liens (A) arising pursuant to, or as a result of, the Transactions, (B) arising under the Organizational Documents of the Company and (C) arising pursuant to applicable securities Laws), all of Assignor’s right, title and interest in and to the Acquired Interests.

3.    Governing Law. This Assignment shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Assignment as of and on the date first above written.

ASSIGNOR:

[●]

By:
Name:
Title:

Signature Page to Assignment of Purchased Interests